Exhibit 23.1

Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-108948, 333-112043, 333-122026, and 333-138844) of Cortex Pharmaceuticals, Inc. and in the related Prospectus and in the Registration Statements on Form S-8 (Nos. 333-102042, 333-82477, 333-20777 and 333-134490) of Cortex Pharmaceuticals, Inc. of our report dated July 27, 2004, with respect to the financial statements for the years ended June 30, 2004 of Cortex Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Ernst & Young, LLP

San Diego, California

March 12, 2007